Exhibit 5

                      Culligan Water Technologies, Inc.
                                  One Culligan Parkway
                          Northbrook, Illinois 60062

                                             November 13, 1997

     Culligan Water Technologies, Inc.
     One Culligan Parkway
     Northbrook, Illinois 60062

               Re:  Registration Statement on Form S-3

     Ladies and Gentlemen:

               I am Vice President, General Counsel and Secretary of Culligan Water Technologies, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the preparation of a registration statement on Form S-3, relating to the sale by certain stockholders of the Company of up to 352,240 shares (the "Shares") of the common stock of the Company, par value $0.01 per share (the "Common Stock").

               This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

               I have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), (b) the Exchange Agreement, dated as of September 30, 1997, among the Company, George Randall McCoy, Trustee UTD 3/20/92 M/B George R. McCoy and Sharon M. Weeks and Leon A. Weeks, Co-Trustees UTD 4/7/92 M/B Sharon M. Weeks (the "Exchange Agreement"), (c) a specimen certificate evidencing the Common Stock, (d) the Restated Certificate of Incorporation of the Company, as presently in effect, (e) the Amended and Restated By-Laws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Exchange Agreement (the "Board Resolutions") and (g) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

               In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others.

               I am admitted to the Bar of the State of New York and I do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

               Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

               I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Edward A. Christensen, Esq.